Pioneer Funds
                        First Round Verbal Voting Script
Introduction

Hello, my name is __________. I'm calling from DF King on behalf of Pioneer_____ Fund. May I please speak to __________?

Address Shareholder Needs

The Trustees of your Pioneer_________ Fund mailed you proxy material that requires your attention. I'm calling to find out if you received these materials. Do you have a moment?

Have you received the proxy materials in the mail?

         If not, then help the shareholder obtain the material he/she requires. If a NOBO, he/she should contact his/her broker. If registered, we will send the materials directly. In either case, make sure the address is correct, make any necessary corrections, and code the disposition as "14" or "15". If the shareholder says he/she just got the materials, offer him the 800 phone number, 818 - 414-5566 offer to give him/her a brief description of the contents of the proxy package , and explain that someone may call in a few days to answer any questions.

Are you familiar with the proposals?  Do you have any questions?

         Take time to answer all questions carefully. Do not give advice. Remind the shareholder that the Board of Trustees has recommended that he/she vote in favor. Many questions can be addressed by referring to the proxy statement and reading the appropriate sections.

If it's convenient, I can record your vote over the telephone right now. Okay?

         Allow the shareholder to give you a response. If the shareholder says he/she has already sent in the proxy, do not ask the shareholder how he/she voted.

Here's how we'll proceed. We'll be recording this phone call. I'll ask you for your name, confirmation of receipt of the materials, your address, and the last 4 digits of your social security number. We'll then take your vote. Within 72 hours, we'll mail you a letter confirming your vote. Are you ready?

         Depending on answer, TAB down and choose either "Y" or "N". If you are going to take a vote, then turn on the tape recorder.

Begin the Vote

At this time, I'll begin recording the call. First, I'll reintroduce myself. My name is __________, calling from DF King & Co on behalf of Pioneer______ Fund. Today's date is __________ and the time is __________.

May I please have your name?

Have you received the proxy materials?

May I please have your address?

And finally, the last 4 digits of your social security number?

         Input the last 4 digits of the SSN. You may not proceed without this information. If the shareholder refuses to give this information, explain that it is for security purposes only, to assure that only the proper person can vote his/her shares. However, if the shareholder continues to resist, you have no choice but to politely end the call. In this case, return to the first screen (Shift TAB) and hit "N", which will take you to the disposition screen.

Actual Voting

Your Board of Trustees has made a series of proposals which they have studied carefully. They recommend that you vote in favor of all of them. Would you like to vote in favor of all the proposals as recommended by your Board?

         Choose either "Y" or "N". If you choose "Y", then the computer will fill in the response for all proposals. If you choose "N", you must input a vote for each proposal. If you are required to read the proposals individually, end each proposal by saying, "Your Board recommends that you vote in favor. How would you like to vote?" For most proposals, the valid responses are

                                    F = For proposal.
                                    A = Against proposal.
                                    B = Abstain.

                  For trustee voting, the only valid responses are: F = For at least one of the nominees.
                       W = Withhold authority for all nominees.

         If you vote "F" for the trustees, then a screen will appear which will allow you to withhold authority from specific nominees. To do so, type the letter that corresponds with each nominee for which the shareholder wishes to withhold authority. If the shareholder wishes to vote for all nominees, then leave the area blank. When specific choices are made, tab through the screen until you return to the proposal page.

Closing

I have recorded your votes. You have voted __________. Is that correct?

         If it is correct, then choose "Y". If you choose "Y" at this point, it is too late not to vote. Do not choose this "Y" unless you are absolutely certain the shareholder intends to vote. If it is not correct, then choose "N". The cursor will return to the top of the ballot and allow you to make the appropriate corrections.

Within 72 hours, we'll mail you a letter confirming your votes. If you wish to change your vote for any reason, please call us at the number listed in the letter. Thank you for your time.
         Turn off the tape recorder. Record the shareholder's name and number of shares on your log. Finish the phone call. If you get a verbal vote, the only valid disposition is "01". If you do not get a verbal vote, then you may use any valid disposition except "01".


                                The Pioneer Funds


NOBO Answering Machine Message

Hello, this is _____________ calling on behalf of the Board of Trustees of the Pioneer_______ fund. You should have recently received proxy materials, regarding the shareholders meeting on ________. At your earliest convenience, please sign date and return the proxy card in the envelope provided. If you have any questions, please call D.F. King, at 1 (888) 414-5566. If you already cast your vote, please accept our thanks, and disregard this message. Thank you, and have a good day.

Registered Answering Machine Message

Hello, this is _____________ calling on behalf of the Board of Trustees of the Pioneer________ fund. You should have recently received proxy materials, regarding the upcoming meeting of shareholders. At your earliest convenience, please sign date and return the proxy card in the envelope provided. If you have not received the materials or if you have any questions, please call D.F. King, at 1 (888) 414-5566. If you already cast your vote, please accept our thanks, and disregard this message. Thank you, and have a good day.

Proxy Advantage
Telephone Voting Call Script
Pioneer Funds

OPENING
Good Evening, Mr./Ms. "XXXXXXXX". This is (Rep First and Last Name) calling from First Data Distributors on behalf of Pioneer Mutual Funds following up on a recent proxy mailing we sent regarding a special shareowner meeting to be held on Tuesday, April 21, 1998. Do you recall receiving this proxy? It was in a white and yellow envelope.

IF DID NOT RECEIVE:
The proxy mailing that was sent to you was to let you vote on certain important proposals to be voted on at the April 21, 1998 meeting. May we send you another proxy for this important vote?

NO: Thank you for your time this evening and for choosing Pioneer for your investments.
YES: Let me verify the address that the first proxy was mailed to. (Verify name and address) The new proxy card will be sent to you in an overnight package. Please complete the card and return it in the enclosed Fed Ex package or you may fax it to (888)-451-8683. If you choose to fax please make sure to fax both the front and the back of the card. Thank you for your time this evening.

IF DID RECEIVE: The purpose of this call is to remind you of the importance of your vote to the fund. Have you had a chance to send it in?

ALREADY VOTED:  Great!  Thank you for your time this  evening  and for  choosing
     Pioneer for your investments.

WILL BE VOTING: Great! We are calling to encourage you to vote as soon as possible so we can reach a quorum. If you have a moment, I can record your vote right over the phone.

IF WANTS TO VOTE BY PHONE: Great, I need to confirm the last 4 digits of your Social Security Number. Would you like to follow the recommendations of the Funds' Board of Directors?

IF CHOOSES TO VOTE WITH MANAGEMENT'S RECOMMENDATIONS: Let me confirm that you wish to vote following the recommendation of the Funds' Board of Directors on all proposals for all of your funds.

IF WANTS TO VOTE PROPOSAL BY PROPOSAL: Rep will access each fund and read each proposal to the shareowner. If the shareowner has questions, the rep will refer to the fund letter sent by Pioneer for more information or will offer the Pioneer 800 customer service #.
The shareowner will be offered the opportunity to vote for, against, or abstain where applicable on each proposal.

AFTER THE VOTE IS RECORDED: We will be sending you written confirmation of your telephone vote that will indicate an 800# you may call if you would like to change your vote prior to the meeting.

WILL NOT BE VOTING: We are calling to encourage you to vote so we can reach a quorum and avoid the cost of a second solicitation. STILL NOT VOTING: Thank you for your time this evening
WILL VOTE:  Thank you for your time this evening.

DEPARTMENT REFERRAL: Unfortunately, I'm not able to help you in my department this evening, however, I would be happy to provide you with a toll free number for Pioneer's Customer Service. Of course, you may also want to contact your investment representative. Customer Service 1-800-225-6292 9am-5pm ET


PRIORITY HANDLING: (Defined as any shareholder contacted who is upset about the terms of the proxy or for being disturbed by the phone call) The shareowner's name, address, phone number and account information and their comments are recorded. (These comments will be faxed to Mary Mosher at (617) 422-4241)


                           Answering Machine Messages

(Messages will be left on the 3rd attempt if a machine is reached)

     This is (Rep First and Last Name) calling From First Data Distributors on behalf of Pioneer Mutual Funds regarding a proxy that we mailed to you for the shareholder meeting to be held on April 21, 1998. If you have already mailed in the proxy, we thank you. If you have not had the opportunity to vote yet, we would like you to take a moment to sign your proxy card and mail it back to us. Since the meeting date is so close, we encourage you to call 1-800-225-6292 between the hours of 9-5 EST if you would like to vote over the phone. You may also vote via fax by faxing both the front and back of your proxy card to 1-888-451-8683. If you did not receive your proxy material in the white and yellow envelope, please call 1-800-225-6292 and we will have one mailed to you. Thank you very much for investing with Pioneer and taking the time to cast your vote.